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                                                                    EXHIBIT 99.2

COMPANY PRESS RELEASE

INFORMIX ANNOUNCES SETTLEMENT OF
CLASS-ACTION LAWSUITS

MENLO PARK, Calif.--(BUSINESS WIRE)--May 26, 1999--Informix-Registered Trademark- Corporation Nasdaq:IFMX - NEWS), today announced that A memorandum of understanding has been signed with respect to the settlement of pending private securities and related litigation against Informix, certain of its current and former officers and directors, and Ernst & Young LLP, Informix' former independent accountants, subject to court approval.

With the exception of two very small cases, the settlement will resolve all litigation arising out of the restatement of certain of Informix' financial statements that was publicly announced in November, 1997.

If the settlement is approved, Informix will pay approximately $3.2 million in cash. An additional amount of approximately $13.8 million of insurance proceeds will be contributed on behalf of certain of the Company's current and former officers and directors. Finally, the Company will contribute a minimum of 9 million shares of Informix common stock worth $91 million. Ernst & Young will pay $34 million in cash. The total amount of the settlement will be $142 million. Given that the settlement is funded largely through insurance and stock, the Company believes that the settlement terms are very favorable.

The Company's decision to settle was driven solely by the Company's desire to remove the uncertainty, expense and distraction of continuing litigation. "We are pleased that we have reached this settlement. It is a well-structured solution that allows Informix to move forward unhindered. We can now devote all of our effort to building the new Informix," said Bob Finocchio, Informix chairman and chief executive officer.

About Informix

Informix Corporation, based in Menlo Park, provides innovative database products that assist the world's major corporations to attain competitive advantage. Informix is widely recognized as the technology leader for corporate computing environments ranging from small workgroups to very large parallel processing applications. Informix' database server, application development tools, superior customer service, and strong partnerships enable the company to be at the forefront of major information technology solution areas including data warehousing, high performance OLTP, and Web/e-commerce. For more information, contact the sales office nearest you or visit the company's Web site at www.informix.com.